Free Writing Prospectus

Filed Pursuant to Rule 433

File No. 333-174429

November 28, 2012

APACHE CORPORATION

PRICING TERM SHEET

$1,200,000,000 2.625% Notes due 2023

$800,000,000 4.250% Notes due 2044

Issuer:	Apache Corporation
Ratings*:	A3/A-/BBB+ (Stable/ Stable /Stable) (Moody’s/S&P/Fitch)
Format:	SEC Registered
Trade Date:	November 28, 2012
Settlement Date:	T+3; December 3, 2012
Security Description:	2.625% Notes due 2023	4.250% Notes due 2044

Principal Amount:	$1,200,000,000	$800,000,000

CUSIP / ISIN:	037411 BD6 / US037411BD66	037411 BC8 / US037411BC83

Maturity:	January 15, 2023	January 15, 2044
Public Offering Price:	99.469% of principal amount	99.140% of principal amount

Proceeds to the Issuer After Underwriting Discount and Before Expenses:	$1,185,828,000	$786,120,000
Coupon:	2.625% per year (payable semi-annually)	4.250% per year (payable semi-annually)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2013	January 15 and July 15, commencing July 15, 2013

Benchmark Treasury:	1.625% due November 15, 2022	2.750% due August 15, 2042

Benchmark Treasury Yield:	1.635%	2.800%

Spread to Benchmark Treasury:	+105 basis points	+150 basis points

Yield to Maturity:	2.685%	4.300%

Redemption Provisions:

The 2023 Notes and 2044 Notes will be redeemable, at the option of Apache Corporation, at any time, in whole or in part.

If the 2023 Notes are redeemed before the date that is three months prior to their maturity date or if the 2044 Notes are redeemed before the date that is six months prior to their maturity date, the notes of the applicable series may be redeemed at a redemption price equal to the greater of:

(i) 100% of the principal amount; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semi-annual basis, at the treasury rate plus 15 basis points in the case of the 2023 Notes and 25 basis points in the case of the 2044 Notes;

plus, in each case, accrued and unpaid interest to the date of redemption.

If the 2023 Notes are redeemed on or after the date that is three months prior to their maturity date or if the 2044 Notes are redeemed on or after the date that is six months prior to their maturity date, the notes of the applicable series may be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

Denominations:	$2,000 and integral multiples of $1,000

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:	ANZ Securities, Inc. Fifth Third Securities, Inc. Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. SG Americas Securities, LLC Standard Chartered Bank TD Securities (USA) LLC

* Note: A security rating is not a recommendation to buy, sell or hold securities, it may be revised or withdrawn at any time by the assigning rating organization, and each rating presented should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.